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                                                                     EXHIBIT 4.5

                              CONVERSION AGREEMENT

         THIS CONVERSION AGREEMENT (the "Agreement") is made and entered into as of the ___ day of ______________, 1996, by and among DIEDRICH COFFEE, a California corporation (the "Company") and D.C.H., L.P., a California limited partnership ("DCH"), REDWOOD ENTERPRISES VII, L.P., a California limited partnership ("Redwood") and DIEDRICH PARTNERS I, L.P., a Delaware limited partnership ("DPL") (DCH, Redwood and DPL are collectively referred to herein as the "Preferred Shareholders").

                                R E C I T A L S :

         A. DCH owns 1,000,000 shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock"), such shares having been purchased pursuant to that certain Purchase Agreement, dated as of December 11, 1992 (the "Series A Purchase Agreement").

         B. Redwood and DPL each own 804,284 shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock"), such shares having been purchased pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of June 29, 1995 (the "Series B Purchase Agreement").

         C. This Agreement shall serve to amend the Series A Purchase Agreement and the Series B Purchase Agreement with respect to the Company and the Preferred Shareholders.

                               A G R E E M E N T :

         NOW, THEREFORE, in consideration of the foregoing recitals, and subject to the conditions and covenants set forth herein, the parties agree as follows:

         1. Conversion of Preferred Stock to Common Stock. In anticipation of the Company's initial public offering (the "Initial Public Offering") of shares of its common stock (the "Common Stock"), the parties hereby agree that all shares of Series A Preferred Stock and Series B Preferred Stock owned by the Preferred Shareholders shall be converted into the equivalent number of shares of Common Stock, such conversion to be effective on the date hereof. Upon the surrender of the certificates representing shares of Series A Preferred Stock or Series B Preferred Stock, such shares shall be appropriately canceled on the books of the Company and new certificates representing shares of Common Stock shall be issued.

         2. No Right to Receive Dividends. The Preferred Shareholders hereby acknowledge and agree that they are not entitled to receive any accrued or unpaid dividends on the Series A Preferred Stock or Series B Preferred Stock in connection with the conversion to Common Stock contemplated under this Agreement, since, pursuant to the terms of the Company's Articles of Incorporation, such dividends are payable only upon the liquidation and winding up of the Company.

         3. Registration Rights. The Preferred Shareholders hereby acknowledge and agree that, although the Initial Public Offering includes the offering of some of their newly converted
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shares of Common Stock, they shall not be entitled to the registration of any additional shares in the Initial Public Offering; provided, however, that the Initial Public Offering shall not count against the limit of three public offerings available to the Preferred Shareholders pursuant to Sections 4(g) and 4(e) of the Series A Purchase Agreement and the Series B Purchase Agreement, respectively, and that such registration rights shall not be hindered, waived or terminated in respect to any other offerings by the Company or in any other manner.

         4. Termination of Other Rights. The Preferred Shareholders hereby agree to terminate certain other rights that they have with respect to the Company pursuant to the Series A Purchase Agreement and the Series B Purchase Agreement. Specifically, DCH's rights regarding Right of First Refusal, Key Man Life Insurance, Actions Requiring Notice and Approval and the Chief Executive Officer, as set forth in Sections 4(e), 4(i), 4(j) and 4(k) of the Series A Purchase Agreement, shall be terminated, as shall Redwood's and DPL's rights regarding Key Man Life Insurance, Employee Stock Arrangements, Actions Requiring Notice and Approval and Other Affirmative Covenants, as set forth in Sections 4(g) through 4(j) of the Series B Purchase Agreement.

         5.       Miscellaneous Provisions.

                  (a) Severability and Governing Law. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its rules of conflicts of law.

                  (b) Amendments and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only in writing signed by all parties.

                  (c) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous and all contemporaneous negotiations, commitments, writings, and understandings.

                  (d) Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  (e) Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

                  (f) Captions. The captions of the Sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of construction.


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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first above written.

                              "COMPANY"

                              DIEDRICH COFFEE

                              --------------------------------------------
                              Steven A. Lupinacci
                              President, Chief Executive Officer and
                              Chief Financial Officer

                              --------------------------------------------
                              Martin R. Diedrich
                              Chairman of the Board and Secretary

                              "PREFERRED SHAREHOLDERS"

                              D.C.H., L.P.

                              --------------------------------------------
                              Paul C. Heeschen
                              General Partner

                              REDWOOD ENTERPRISES VII, L.P.

                              --------------------------------------------
                              Paul C. Heeschen
                              General Partner

                              DIEDRICH PARTNERS I, L.P.

                              --------------------------------------------
                              Amre A. Youness
                              General Partner


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